UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2011 (May 31, 2011)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7575 West Jefferson Blvd, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01.       Other Events.

Registrant’s board of directors, acting pursuant to Section 9 of its 2006 Equity Incentive Plan (the “Plan”), has amended the Plan to clarify and make express the company’s authority, through action by the Compensation Committee as Plan Administrator, to grant awards in the form of “Deferred Stock Units,” or “DSUs.”  In addition, the amendment changes the form of annual Award to non-employee directors, as part of his or her annual board service retainer, from shares of Restricted Stock to DSUs.

A Deferred Stock Unit represents the right to receive, at the end of the applicable deferral period and subject to any applicable performance conditions, one share of registrant’s Common Stock, following which the DSU will be canceled.

The applicable deferral period will be established in each case by the Plan Administrator, except that, in the case of a non-employee director, the annual deferral period will be either the expiration of one year following the grant date (the default period) or, if timely elected by the director, at the expiration of five years following the grant date or one year following the director’s termination of service as a director.

The amendments principally involve the addition of a new Section 7.6 (“Deferred Stock Units”), a new definition for Deferred Stock Units (Section 2.21), an amendment to Section 2.4 to add Deferred Stock Units to the list of authorized Awards, and other renumbering or conforming amendments.

No other amendments or changes were made to the Plan, nor was there any increase in the number of shares covered by the Plan, any change in the class of persons eligible to receive Awards under the Plan, any modification of the eligibility requirements for participation in the Plan, any increase in the benefits accruing to Plan participants, or any extension of the latest date upon which Awards may be granted.

A copy of the Plan, as amended, is attached hereto as Exhibit 10.41a.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is attached to this report:

Exhibit Number	Description

10.41a.	Steel Dynamics, Inc. 2006 Equity Incentive Plan, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/Benjamin A. Eisbart

Date: June 3, 2011	By:	Benjamin A. Eisbart
	Title:	Vice President